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EXHIBIT 10.14
                                 PROMISSORY NOTE
                                 ---------------
                                                                       EXHIBIT 1
                                                                       ---------

                                               Issued at:  Los Altos, California
$1,179,036.65                                          Issue date:  July 1, 2001


         Interactive Network, Inc., a California corporation (the "Company"), hereby promises to pay to the order of Morrison & Foerster LLP, a California limited liability partnership (the "Holder"), the principal sum of One Million One Hundred Seventh Nine Thousand Thirty Six and 65/100 Dollars, together with interest on the amount of such principal sum remaining unpaid from time to time, at the rate of 1% per annum over Bank of America's prime rate (computed on the basis of a 365-day year) as established form time to time, with interest accruing (a) from October 15, 2000, on $684,519.88 of said principal sum, and
(b) from July 1, 2001, on $494,516.77 of said principal sum.

         The sum of (i) the principal of this Note and (ii) interest accrued and unpaid to September 30, 2002, will be made in twenty-four equal monthly installments, commencing October 15, 2002, and interest accruing on this Note after October 1, 2002, will be paid with such equal monthly installments.

         Interest on any overdue principal and (to the extent permitted by applicable law) any overdue interest, shall be paid, on demand, from the due date thereafter at the same rate as the interest on the Note.

         Any payment of principal or interest on this Note (including any payment by means of a Cashless Exercise of any warrant to purchase Common Stock of the Company held by the Holder) will be applied, first to the payment of accrued interest on this Note, to the date of such payment, and second, to the payment of installments of principal remaining unpaid in the inverse order of the maturity thereof.

         This Note is subject to prepayment by the Company in whole or in part at any time without premium or penalty.

         The due date of principal and interest on this Note are subject to acceleration at the option of the Holder in the event of default by the Company in payment of any installment of principal or interest when due, or in the event of any default by the Company in its obligations under the engagement letter dated November 3, 2000, from the Holder to the Company, and countersigned by the Company, as amended by letter agreement, dated June 25, 2001, providing, inter alia, for the issuance of this Note, or in the event of any of the following:
(a) any lien placed on any assets of the Company by a creditor (including National Datacast, Inc. or David Lockton or any assignee of or successor in interest to their claims in the Company's Chapter 11 bankruptcy proceeding), or by the Company; or any judgment is obtained against the Company in the amount of $25,000.00 or more that is not satisfied within 30 days; or (c) the Bankruptcy Court fails to resolve the short-fall in the reserves currently held to pay claims subject to objection in the bankruptcy in a manner that in the Holder's judgment will permit the Company to have time to obtain funds to continue its

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operations; or (d) if the Company fails to provide prompt public disclosure in a manner and at times satisfactory to the Holder of material information concerning the Company that the Holder concludes should be disclosed under applicable provisions of the Federal securities laws; or (e) if the Company shall (i) be generally not paying its debts as they become due within the meaning of title 11 of the United States Code, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, or (v) take corporate or comparable action for the purpose of any of the foregoing; or(e) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of IN, or if any petition for any such relief shall be filed against the Company and such petition shall not be dismissed within 30 days.

         In the event suit is brought to enforce collection of this Note, the Holder shall be entitled to reimbursement from the Company for all costs of collection, including court costs and attorney's fees.

         Upon consummation of the contemplated merger of the Company with and into TWIN Entertainment, Inc. ("TWIN"), TWIN (whose name will be changed to Two Way TV (US), Inc., as a result of the merger, will become obligated as the payor of this Note in place of the Company.

                                           Interactive Network, Inc.



                                           By: /s/ Bruce W. Bauer
                                              ----------------------------------
                                               Bruce W. Bauer
                                               Chairman of the Board, President
                                               and Chief Executive Officer


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